MODIFICATION OF PROMISSORY NOTE

Where as the parties to a certain promissory note, between Titan Motorcycle Co. of America and Oxford International Management, dated December 9, 1996, wish to amend, or modify, the terms of said note, the following shall be incorporated, joined to, and become a part of the original agreement.

"This promissory note shall be modified to show that the outstanding amounts of the note shall not be due, or "called" until January 1, 2000. On this date, one-third (1/3) of the outstanding amount shall become due. On January 1, 2001, another one-third (1/3) of the amount outstanding, as of January 1, 2000, will become due. The remaining one-third (1/3) of the amount outstanding, as of January 1, 2000, will become due on January 1, 2002. Any remaining balance, principal and/or interest would also be paid on January 1, 2002.

Further, in lieu of the above referenced payment schedule, the full balance due (principal and interest) may be converted to equity, in the form of common stock in Titan Motorcycle Co. of America, upon mutual agreement by both parties at any time after January 1, 2000. The conversion price will be at a ten (10%) percent discount to the market price of the common stock as of January 1,2000, or the date of conversion, which ever is later."

The parties to the original promissory note, and this modification, further agree that in the future, the original note can be further modified, extended, or changed, in writing, as the parties may agree to, in writing.


Dated this 16th day of December, 1997


/s/ [illegible]                         /s/ Francis S. Keery
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Oxford International Management         Titan Motorcycle Co. of America